Exhibit 99.7

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of a Statement on Schedule 13D (including amendments thereto) with respect to the Ordinary Shares, no par value per share, of Tritium DCFC Limited, a public limited company organized under the laws of Australia, beneficially owned by each of them, and further agree that this Joint Filing Agreement be included as an Exhibit to such joint filing.

The undersigned further agree that each party hereto is responsible for the timely filing of such Statements on Schedule 13D and any amendments thereto, and for the accuracy and completeness of the information concerning such party contained therein; provided, however, that no party is responsible for the accuracy or completeness of the information concerning any other party, unless such party knows or has reason to believe that such information is inaccurate.

Dated: October 24, 2022

St Baker Energy Holdings Pty Ltd

By:	/s/ Trevor St Baker AO
Name:	Trevor St Baker AO
Title:	Director

TREVOR ST BAKER AO

By:	/s/ Trevor St Baker AO
Name:	Trevor St Baker AO